Exhibit 4.11

FIRST AVENUE NETWORKS, INC.

Incentive Stock Option
Granted Under First Avenue Networks, Inc. Stock Option Plan

Stock Option granted by First Avenue Networks, Inc., a Delaware corporation. (the “Company”), to ________________ (the “Participant”), pursuant to the First Avenue Networks, Inc. Stock Option Plan (the “Plan”).  Terms used herein and not herein defined shall have the meanings ascribed to them in the Plan.

1.                                       Grant of Option.

This certificate evidences the grant by the Company on ________, _____ to the Participant of an option to purchase, in whole or in part, on the terms herein provided, a total of ________ shares of common stock of the Company (the “Shares”) at $____ per Share.  The last date on which this option may be exercised is ________ (the “Final Exercise Date”).  To the extent available, the option evidenced by this certificate shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time.

Subject to earlier termination as provided herein or in the Plan, this option is exercisable in the following installments prior to the Final Exercise Date: _________________________.

provided, however, that in the event of a Change in Control. of the Company (as defined below), then immediately prior to the consummation of such Change in Control, any of the Shares which remain unexercisable at such time shall become vested and exercisable, on a basis that gives the Participant an opportunity, as determined by the Company’s board of directors, to participate as a stockholder in the Change of Control transaction following exercise.

“Change in Control” shall mean (i) the sale or transfer of all or substantially all of the Company’s assets, (ii) a reorganization, recapitalization, consolidation or merger where the voting securities of the Company outstanding immediately preceding such transaction, or the voting securities issued in exchange for or with respect to the voting securities of the Company outstanding immediately preceding such transaction, represent 50% or less of the voting power of the surviving entity following the transaction, or (iii) a transaction or series of related transactions which results in the acquisition of more than 50% of the Company’s outstanding voting power by a single person or entity or by a group of persons and/or entities acting in concert; provided, that a transaction solely for the purpose of reorganizing the Company into a holding company structure or reincorporating the Company in another jurisdiction shall not constitute a “Change in Control.”

2.                                       Exercise of Option.

Notice of Exercise.  Each election to exercise this option shall be in writing, signed by the Participant or the Participant’s executor or administrator or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and received by the Company at its principal office, accompanied by this certificate, and payment in full as provided in the Plan.

Payment of Exercise Price.  The purchase price may be paid by delivery of cash, certified check, bank draft, money order, through a broker-assisted exercise program or through any combination of the foregoing permissible forms of payment.  In the event that this option is exercised by a Legal Representative, the Company shall be under no obligation to deliver Shares hereunder unless and until the Company is satisfied as to the authority of the person or persons exercising this option.

3.                                       Application of Stock Transfer Agreement.

If at the time this option is exercised the Company is a party to any agreement restricting the transfer of any outstanding shares of its Common Stock, the Company’s board of directors may condition the exercise of this option or the Shares so acquired being made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement specified by the board of directors of the Company).

4.                                       Withholding.

No Shares will be transferred pursuant to the exercise of this option unless and until the person exercising this option remits to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements, or makes other arrangements satisfactory to the Company with regard to such taxes.

5.                                       Termination of Employment.

a)             In the event the Participant’s employment on a full-time basis shall be terminated for cause (as determined by the Company’s board of directors) or shall be terminated by the Participant for any reason whatsoever other than as a result of the Participant’s death or “disability” (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of this option held by the Participant at that time may only be exercised within 30 days after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised such option as of the date on which the Participant ceased to be an Employee.

b)            In the event the Participant’s employment on a full-time basis shall terminate for any reason other than (x) a termination specified in clause (a) above or (y) by reason of the Participant’s death or “disability” (within the meaning of

Section 22(e)(3) of the Code), the unexercised portion of this option may only be exercised within 90 days after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised such option as of the date on which the Participant ceased to be an Employee.

c)             In the event the Participant shall cease to be an ‘Employee on a full-time basis by reason of “disability” (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of this option held by the Participant at that time may only be exercised within one year after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised this option as of the date on which the Participant ceased to be an Employee.

d)            In the event the Participant shall die while employed (or within a period of one month after ceasing to be an Employee for any reason other than “disability” (within the meaning of Section 22(e)(3) of the Code) or within a period of one year after ceasing to be an Employee by reason of such “disability”), the unexercised portion of this option held by such Participant at the time of death may only be exercised within one year after the date of the Participant’s death, and only to the extent that the Participant could have otherwise exercised the option at the time of death.  In such. event, this option may be exercised by a Legal Representative.

6.                                       Nontransferability of Option.

This option is not transferable by the Participant other than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

7.                                       Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

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IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer.  This option shall take effect as a sealed instrument.

FIRST AVENUE NETWORKS, INC.

By:

Dated:                     , ________

Acceptance of Stock Option

I,                      , hereby accept the stock option granted to me dated as of                     and agree that such option is subject to all terms and conditions of both the certificate of grant and the First Avenue Networks, Inc. Stock Option Plan.

Name:
Date: